As filed with the Securities and Exchange Commission on October 4, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-1677033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1465 North Scottsdale Road, Suite 500 Scottsdale, Arizona 85257 (602) 850-5000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Moov Corporation 2017 Equity Incentive Plan
(Full title of the plan)

Robert Lyons President, Chief Executive Officer and Director Limelight Networks, Inc. 1465 North Scottsdale Road, Suite 500 Scottsdale, Arizona 85257 (602) 850-5000
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Mitzi Chang Goodwin Procter LLP 3 Embarcadero Center, 28th Floor San Francisco, CA 94111 (415) 733-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Limelight Networks, Inc. common Stock, $0.001 par value per share, to be issued under the Moov Corporation 2017 Equity Incentive Plan	818,063	$0.46	$376,309.00	$34.88

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Limelight Networks, Inc. (the “Registrant”) by reason of any stock dividend, stock split, recapitalization or any similar transaction that results in an increase to the number of outstanding shares of the Registrant’s Common Stock.
(2)    Pursuant to an Agreement and Plan of Merger by and among the Registrant, Moov Corporation (“Moov”), Mojo Merger Sub, Inc. Mojo Merger Sub, LLC and Fortis Advisors LLC as the securityholder representative, dated as of July 28, 2021 (the “Merger Agreement”), the Registrant, in October 2021, assumed each outstanding, unvested, and in-the-money option to purchase Moov common stock (each, an "Assumed Option" and collectively, the "Assumed Options") granted pursuant to the Moov Corporation 2017 Equity Incentive Plan (the “2017 Plan”) and such options (for 818,063 shares of Common Stock converted from options under the 2017 Plan) will become exercisable, pursuant to the original vesting schedule, to purchase shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option.
(3)    Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on the weighted average exercise price of the outstanding options granted under the 2017 Plan being registered hereby.

EXPLANATORY NOTE
Pursuant to the Merger Agreement, Mojo Merger Sub, Inc. merged into Moov, with Moov surviving and becoming a wholly-owned subsidiary of the Registrant (the “First Merger”). Immediately following the First Merger, Moov merged into Mojo Merger Sub, LLC (the “Second Merger”). Following the Second Merger, Mojo Merger Sub, LLC survived as a wholly owned subsidiary of the Registrant. In accordance with the Merger Agreement, the Registrant assumed the 2017 Plan and each Assumed Option under the 2017 Plan. Each Assumed Option was converted into an option to purchase shares of the Registrant’s Common Stock, subject to adjustment for (i) the number of shares underlying each Assumed Option and (ii) the exercise price per share of each Assumed Option, in each case pursuant to the equity award exchange ratio set forth in the Merger Agreement.
The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering up to 818,063 additional shares of its Common Stock issuable upon the exercise of the Assumed Options. These additional shares of Common Stock are securities of the same class as other securities for which Registration Statements on Form S-8 were filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on December 4, 2007 (File No. 333-147830), May 11, 2009 (File No. 333-159132), March 12, 2010 (File No. 333-165436), September 9, 2011 (File No. 333-176760), May 9, 2012 (File No. 333-181280), March 5, 2013 (File No. 333-187052), February 26, 2014 (File No. 333-194143), February 18, 2015 (File No. 333-202144), February 16, 2016 (File No. 333-209537), February 21, 2017 (File No. 333-216142), February 9, 2018 (File No. 333-222942), February 1, 2019 (File No. 333-229475), May 3, 2019 (File No. 333-231194), January 30, 2020 (File No. 333-236171), and February 12, 2021 (File No. 333- 253058).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement (other than portions of these documents that are furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), as filed with the Commission on February 12, 2021;
(b)The portions of the Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Stockholders filed on April 23, 2021 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020;
(c)All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and
(d)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33508), as filed with the Commission on May 30, 2007 pursuant to Section 12(b) of the Exchange Act and as declared effective on June 7, 2007, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Section 145 of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, where or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.
The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s second amended and restated bylaws provide for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1
Specimen Common Stock certificate of the Registrant (incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S‑1, as amended (Registration No. 333-141516), as declared effective on June 7, 2007)

4.2	Amended and Restated Certificate of Incorporation of Limelight Networks, Inc. (incorporated by reference to Exhibit 3.1 to the Registrants Form 8-K (Registration No. 001-33508) filed on June 14, 2011)
4.3	Second Amended and Restated Bylaws of Limelight Networks, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K (Registration No. 001-33508) filed on February 19, 2013)
5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Goodwin Procter LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)
99.1	Moov Corporation 2017 Equity Incentive Plan

Item 9. Undertakings
1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 4th day of October, 2021.
        LIMELIGHT NETWORKS, INC.

        By: /s/ Robert Lyons
Robert Lyons
President, Chief Executive Officer and Director

POWER OF ATTORNEY
    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Lyons and Daniel Boncel, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert Lyons Robert Lyons	President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2021
/s/ Daniel Boncel Daniel Boncel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 4, 2021
/s/ David C. Peterschmidt David C. Peterschmidt	Non-Executive Chairman of the Board and Director	October 4, 2021
/s/ Doug Bewsher Doug Bewsher	Director	October 4, 2021
/s/ Marc DeBevoise Marc DeBevoise	Director	October 4, 2021
/s/ Jeffrey T. Fisher Jeffrey T. Fisher	Director	October 4, 2021
/s/ Scott Genereux Scott Genereux	Director	October 4, 2021
/s/ Patricia Parra Hadden Patricia Parra Hadden	Director	October 4, 2021
/s/ Walter D. Amaral Walter D. Amaral	Director	October 4, 2021